Exhibit 99.1

FOR IMMEDIATE RELEASE:

January 23, 2007

New World Restaurant Group Announces Relocation of Corporate Headquarters, $3.5 Million Savings Over Lease Term

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced it will relocate its corporate headquarters effective June 1, 2007, in a transaction that is expected to save approximately $3.5 million in lease payments over the 10-year term of the new lease.  The new facility, which includes approximately 45,000 rentable square feet, is located at 555 Zang Street in Lakewood, Colorado, a short distance from the Company’s current headquarters.

Rick Dutkiewicz, chief financial officer, said that, in addition to significant cost savings, the new facility will afford the Company more efficient use of space while preserving excellent access to major thoroughfares for employees.

“We are very pleased with this new lease arrangement, which allows us to significantly reduce our long-term lease costs while improving the overall workplace environment for our employees,” said Dutkiewicz.  “While we remain focused on improving profitability through the long-term growth of our business, we are also continually looking for opportunities to lower our cost structure in select areas that make sense.  In this case, we will save approximately $3.5 million on overhead costs over the life of the lease.  This move follows a 2006 debt refinancing that lowered our average cash interest rate by nearly 4%, resulting in an expected $5.0 million annual improvement in after-tax cash flow.”

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of October 3, 2006, the Company’s retail system consisted of 604 locations, including 419 company-owned locations, as well as 99 franchised and 86 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.  Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the estimated $3.5 million savings on the new lease is dependent upon economic conditions and the effects of inflation; (ii) the average cash interest rate and associated expected annual $5.0 million improvement in after tax cash flow is dependent upon the LIBOR rate remaining stable.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

jay@pfeifferhigh.com

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@nwrgi.com